Exhibit 10.1

SETTLEMENT AGREEMENT AND MUTUAL RELEASES

This Settlement Agreement (this “Agreement”) is made as of July 30, 2018 (the “Effective Date”), by and between Torque Research & Development, Inc, and its assignees. (“TRD”) and MyDx, Inc (“MyDx”). TRD and MyDx are hereinafter referred to jointly as the “Parties” and make this Agreement in reference to the following:

WHEREAS, MYDX executed a Research & Development Agreement dated February 8, 2017 (the “TRD Agreement”) and the Exclusive License Agreement dated February 8, 2017 with TRD (the “License” Agreement);

WHEREAS, MyDx has been unable to perform on its obligations and pursuant to the terms of this Research and Development and Exclusive License Agreement which are in default (the “Outstanding Fees”);

WHEREAS, The Parties have determined that it is in the best interest to settle payments for past product development, design and engineering services and license the exclusive access to intellectual property for use by MYDX for the ECO Smart Pen from the Effective date forward and to continue its services pursuant to the TRD Agreement and License Agreement.

WHEREAS, the Parties wish to settle, resolve and compromise all claims, disputes or other issues that may exist between them concerning past payments due and past research and development Services under the TRD and License Agreement.

NOW THEREFORE, in consideration of the mutual releases and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1. Settlement Amount.

a. The Parties agree that in full and final satisfaction of any and all claims, disputes or issues that exist between them:

(ii) TRD shall be entitled to the issuance of $45,355 in MyDx Series B Preferred share and a Warrant convertible into up to 7.5% of MyDx, Inc. common stock. All appropriate agreements contemplated in the TRD Agreement and License Agreement will be executed and delivered to BCI including but not limited to approval from the Board of Directors and the Transfer Agent irrevocable instruction to issue the underlying common shares up to one hundred and fifty percent of the shares.

Neither TRD nor MYDX shall be entitled to any additional past services, cash, or other payment from each other of any kind prior to the Effective date of this Agreement.

2. Compromise. The Parties agree and acknowledge that this Agreement is the result of a compromise and shall not be construed as an admission by any of the Parties of any liability, wrongdoing, or responsibility on their part or on the part of their predecessors, successors, assigns, agents, parents, subsidiaries, affiliates, officers, directors, advisors, sub-contractors, employees or assignees. Indeed, the Parties expressly deny any such liability, wrongdoing or responsibility.

3. Payment in Full. The provisions agreed to the parties as set forth in Section 1 shall be in full and final satisfaction of any past amounts claimed or owed prior to the Effective date by either of the parties.

4. Releases.

Release By MYDX. Except as to those obligations created by this Agreement, MYDX does hereby fully and forever release, acquit and discharge TRD along with TRD’, attorneys, officers, principals, directors, shareholders, joint and co-venturers, employees, sub contractors, advisors, insurers, agents, administrators, executors, heirs, family members, assigns and representatives of every nature, from any and all accounts, allegations, claims, costs, debts, demands, expenses, injuries, liabilities, liens, losses or damages, obligations, rights, actions at law in equity or otherwise, and causes of action whatsoever including any third Party right to indemnity or contribution in reference to any claim related (whether directly or indirectly) to the action, known or unknown, suspected or unsuspected, and those that exist as well as those that may come into existence in the future against TRD. This release shall be construed as broadly as possible in favor of TRD. As to such matters being released, MYDX expressly waives and relinquishes any right or benefit, which he has or may have under the provisions of Section 1542 of the Civil Code of the State of California or under any similar statute or principle of common law, which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

MYDX and TRD, and each of them, hereby expressly, understand and acknowledge the significance and consequences of the foregoing specific waiver of said Section 1542. The Parties, and each of them, intentionally waive the provisions of Section 1542 upon the advice of his, her or its legal counsel, and each Party accepts full responsibility for any injury, damage or loss which may hereafter arise in respect of such releases, although unknown or unanticipated at the time of execution of this Agreement.

5. Release By TRD. Except as to those obligations created by this Agreement, TRD does hereby fully and forever release, acquit and discharge MYDX for all past payables due prior to the Effective date of this Agreement along with MYDX’s, attorneys, officers, principals, directors, shareholders, joint and co- venturers, employees, subcontractors, advisors, insurers, agents, administrators, executors, heirs, family members, assigns and representatives of every nature, from any and all accounts, allegations, claims, costs, debts, demands, expenses, injuries, liabilities, liens, losses or damages, obligations, rights, actions at law in equity or otherwise, and causes of action whatsoever including any third party right to indemnity or contribution in reference to any claim related (whether directly or indirectly) to the Action, known or unknown, suspected or unsuspected, and those that exist as well as those that may come into existence in the future against MYDX. This release shall be construed as broadly as possible in favor of MYDX. As to such matters being released, TRD expressly waive and relinquish any right or benefit, which they have or may have under the provisions of Section 1542 of the Civil Code of the State of California or under any similar statute or principle of common law, which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

TRD and MYDX, and each of them, hereby expressly, understand and acknowledge the significance and consequences of the foregoing specific waiver of said Section 1542. The Parties, and each of them, intentionally waive the provisions of Section 1542 upon the advice of his, her or its legal counsel, and each Party accepts full responsibility for any injury, damage or loss which may hereafter arise in respect of such releases, although unknown or unanticipated at the time of execution of this Agreement.

6. Reserve Shares of MyDx.

MyDx will reserve the number of shares required under the instrument defined in Section 1 and no less than one hundred and fifty percent of the shares underling the Warrant exercise.

7. Non-Disparagement. Each Party agrees not to disparage the other, or otherwise take any action which could reasonably be expected to adversely affect the other Party’s personal or professional reputation.

8. Miscellaneous Terms and Conditions.

a. Following execution of this Agreement, the Parties shall as soon as practicable take the actions and prepare any and all appropriate documents reasonably necessary to effectuate this Agreement.

b. Each Party shall bear its own attorneys’ fees and costs.

b. This Agreement may be modified only by a written document signed by the Parties. No waiver of this Agreement or of any of the promises, obligations, terms, or conditions hereof shall be valid unless it is written and signed by the Party against whom the waiver is to be enforced.

e. This Agreement shall be binding upon and shall inure to the benefit of the Parties thereto, their predecessors, successors, parents, subsidiaries, affiliates, assigns, agents, directors, officers, employees, advisors, sub-contractors and shareholders.

f. If any part or any provision of this Agreement shall be finally determined to be invalid or unenforceable under applicable law, that part shall be ineffective to the extent of such invalidity or unenforceability only, without in any way affecting the remaining parts of said provision or the remaining provisions of said Agreement. Furthermore, the Parties agree that in the event of an illegal, invalid or unenforceable provision, the Parties shall use their best efforts to induce the reviewing court to substitute a legally enforceable provision effectuating the intent of the Parties (as can be discerned from the subject provision and the rest of the Agreement) as closely as possible, and, should the court be unwilling to perform such substitution, to use their best efforts to do so between themselves and to add such new provision to this Agreement.

g. This Agreement shall be governed by and construed in accordance with laws of California, without regard to its choice of law rules. The state or federal courts situated in North San Diego County and shall retain exclusive jurisdiction over any and all disputes arising out of or otherwise relating to the subject matter of this Agreement.

h. Each Party acknowledges that it has read the document thoroughly and completely, has had the opportunity to consult legal counsel of its choosing, understands the rights, remedies and allegations surrounding the execution of this document, and that the document is executed voluntarily.

i. Each person who executes this Agreement by or on behalf of each respective Party warrants and represents that he or she has been duly authorized and empowered to execute and deliver this Agreement on behalf of such Party.

j. The Parties cooperated in the drafting of this Agreement, and in the event that it is determined that any provision herein is ambiguous, that provision shall not be presumptively construed against either Party.

k. In the event that either Party breaches any term of this Agreement and the other Party is required to employ counsel to enforce its rights, the prevailing Party shall be entitled to recover its attorneys’ fees and costs incurred therein.

l. This Agreement contains the complete agreement between the Parties with respect to its subject matter and supersedes any and all prior agreements, understanding, promises, warranties, and representations made by each Party to the other concerning the subject matter.

m. The Parties hereby warrant and represent that they have not assigned or in any way transferred or conveyed all or any portion of the claims covered by this Agreement, and to their knowledge, no other person or entity has a right to any claim that purports to be settled by this Agreement. The Parties acknowledge and agree that this warranty and representation is an essential and material term of this Agreement, without which they would not have entered into it. The Parties each agree to defend and to hold each other harmless against the claims of any other person or entity asserting a claim or right that purports to be settled by the Agreement.

9. Counterparts / Facsimile Signatures. This Agreement may be executed in counterparts, and each counterpart, when executed, shall have the efficacy of a signed original. This Agreement may be executed by facsimile signatures which shall be deemed to have the same force and effect as an original signature.

WHEREFORE, having fully read and understood the terms of this Agreement, the Parties sign their names below with the intention that they shall be bound by it.

MYDX, INC.

By:	/s/ Daniel Yazbeck
Daniel Yazbeck, CEO

Torque Research & Development, Inc.

By:	/s/ Julie Lobato
By Its: Julie Lobato, Exec. Vice President

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